Exhibit 99.(m)(1)

LAZARD RETIREMENT SERIES, INC.

DISTRIBUTION AND SERVICING PLAN

Introduction: It has been proposed that Lazard Retirement Series, Inc. (the “Fund”) adopt a Distribution and Servicing Plan (the “Plan”) relating to its Service Shares in accordance with Rule 12b-1, promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to each series of the Fund set forth on Schedule A hereto, as such Schedule may be revised from time to time (each, a “Portfolio”). Under the Plan, the Fund would pay the Fund’s distributor (the “Distributor”) for (a) advertising, marketing and distributing Service Shares of each Portfolio and (b) providing services to holders of Service Shares of each Portfolio. The Distributor would be permitted to pay third parties in respect of these services. If this proposal is to be implemented, the 1940 Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Fund.

The Fund’s Board of Directors (the “Board”), in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to each Portfolio’s Service Shares for such purposes.

In voting to approve the implementation of such a plan, the Directors have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit each Portfolio and holders of its Service Shares.

The Plan: The material aspects of this Plan are as follows:

1. As to each Portfolio, the Fund shall pay to the Distributor a fee at the annual rate set forth opposite each Portfolio’s name on Schedule A hereto of the value of the relevant Portfolio’s average daily net assets attributable to its Service Shares for (a) advertising, marketing and distributing such shares and (b) the provision of personal services to holders of Service Shares and/or the maintenance of such shareholder accounts. The Distributor may pay third parties a fee in respect of these services. The Distributor shall determine the amounts to be paid to third parties and the basis on which such payments will be made. Payments to third parties are subject to compliance by each such party with the terms of any related Plan agreement between it and the Distributor.

2. For the purpose of determining the fees payable under this Plan, the value of the net assets of a Portfolio’s Service Shares shall be computed in the manner specified in the Fund’s charter documents and registration statement for the computation of net asset value.

3. The Board shall be provided, at least quarterly, with a written report of all amounts expended with respect to each Portfolio pursuant to this Plan. The report shall state the purpose for which the amounts were expended.

4. As to each Portfolio, this Plan will become effective upon approval by a majority of the Directors, including a majority of the Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund (the “Independent Directors”) and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

5. As to each Portfolio, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

6. As to each Portfolio, this Plan may be amended at any time by the Board, provided that (a)

any amendment to increase materially the costs which a Portfolio may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the Portfolio’s outstanding Service Shares (as defined by reference to the 1940 Act), and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

7. As to each Portfolio, this Plan is terminable without penalty at any time by (a) vote of a majority of the Independent Directors who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a majority of the Portfolio’s outstanding Service Shares (as defined by reference to the 1940 Act).

Effective: April 30, 1997

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SCHEDULE A

Name of Portfolio	Fee as a Percentage of Average Daily Net Assets
Lazard Retirement Developing Markets Equity Portfolio	.25%
Lazard Retirement Emerging Markets Equity Advantage Portfolio	.25%
Lazard Retirement Emerging Markets Equity Portfolio	.25%
Lazard Retirement Emerging Markets Strategic Equity Portfolio	.25%
Lazard Retirement Enhanced Opportunities Portfolio	.25%
Lazard Retirement Equity Franchise Portfolio	.25%
Lazard Retirement Global Dynamic Multi-Asset Portfolio	.25%
Lazard Retirement Global Listed Infrastructure Portfolio	.25%
Lazard Retirement Global Strategic Equity Portfolio	.25%
Lazard Retirement International Equity Advantage Portfolio	.25%
Lazard Retirement International Equity Concentrated Portfolio	.25%
Lazard Retirement International Equity Portfolio	.25%
Lazard Retirement International Equity Select Portfolio	.25%
Lazard Retirement International Quality Growth Portfolio	.25%
Lazard Retirement International Small Cap Equity Portfolio	.25%
Lazard Retirement International Strategic Equity Portfolio	.25%
Lazard Retirement Managed Equity Volatility Portfolio	.25%
Lazard Retirement Opportunistic Strategies Portfolio	.25%
Lazard Retirement Real Assets Portfolio	.25%
Lazard Retirement US Convertibles Portfolio	.25%
Lazard Retirement US Equity Concentrated Portfolio	.25%
Lazard Retirement US Small-Mid Cap Equity Portfolio	.25%
Lazard Retirement US Sustainable Equity Portfolio	.25%
Lazard Retirement US Systematic Small Cap Equity Portfolio	.25%

Approved as of: September 22, 2022

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